                                                                      EXHIBIT 11


                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                            ------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                               2001               2000
                                                                                            ----               ----
   BASIC:
      Weighted Average Common Shares Outstanding...................................         34,246,247          34,561,227
      Net Income...................................................................             39,197              73,139
      Less Preferred Stock Dividend, Net of Tax....................................             (3,078)             (3,460)
                                                                                       ----------------   -----------------
      Net Income Available to Common Shareholders..................................    $        36,119    $         69,679
                                                                                       ---------------    ----------------
BASIC EARNINGS PER COMMON SHARE....................................................    $          1.05    $           2.02

   DILUTED:
      Weighted Average Common Shares Outstanding...................................         34,246,247          34,561,227
      Adjustments for assumed conversion of convertible preferred
        stock and common stock options.............................................          2,872,729           3,102,561
                                                                                       ---------------    ----------------
                                                                                            37,118,976          37,663,788
      Net Income Available to Common Shareholders                                      $        36,119    $         69,679
      Effect on assumed conversion of convertible preferred stock..................              2,501               2,811
                                                                                       ---------------    ----------------
      Adjusted Net Income..........................................................    $        38,620    $         72,490
DILUTED EARNINGS PER SHARE.........................................................    $          1.04    $           1.92